Exhibit 99.1

Commerce Union Bancshares, Inc.
To Brand Banks Under Reliant Name

No Change in Customer Support Team

BRENTWOOD, Tenn.--(BUSINESS WIRE)--September 2, 2015--Commerce Union Bancshares, Inc. (NASDAQ: CUBN) announced today that it has selected Reliant Bank as the brand name for all of its banks in Middle Tennessee. The Company expects to roll out the Reliant name by year end, including a new Reliant logo and signage.

“The merger of Reliant Bank and Commerce Union Bank gives us a unique opportunity to build a progressive new brand in our growing Middle Tennessee footprint,” stated William R. DeBerry, Chairman and Chief Executive Officer. “We expect to rebrand the former Commerce Union Bank locations with the Reliant name by the end of this year. Our bank signage will change, but we expect to deliver the same high quality service that our customers have come to expect at Reliant and Commerce Union Bank.”

Commenting on the Reliant name, DeVan Ard, President of Commerce Union Bancshares, Inc., stated, “We believe the selection of Reliant as our new brand is part of strategy to leverage the resources of our combined banks following our merger earlier this year. The new name is unique in our markets and will be important as we expand our presence across Middle Tennessee with new branches and acquisitions.

“We are very positive about Reliant and want to assure our customers that they will continue to be served by the same high-quality team that they have enjoyed in the past. In addition, we expect the rebranding of our banks with the Reliant name will make it easier for our customers to identify our branches as they travel across our service area,” concluded Ard.

About Commerce Union Bancshares, Inc. and Reliant

Reliant is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers located in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee. Commerce Union Bancshares’ stock is traded on The Nasdaq Stock Market under the symbol “CUBN.” For additional information, locations and hours of operation, please visit www.commerceunionbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares’ plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s most recent annual report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

CONTACT:
Commerce Union Bank
DeVan Ard, 615-221-2020
President and Chief Executive Officer
or
Commerce Union Bancshares, Inc.
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer